Exhibit 4.1

ANTARES PHARMA, INC.

EQUITY COMPENSATION PLAN

(As Amended and Restated)

The Antares Pharma, Inc. Equity Compensation Plan (the “Plan”) (formerly the Antares Pharma, Inc. 2008 Equity Compensation Plan) was established effective as of May 14, 2008 and was most recently amended and restated effective as of June 13, 2019.  This amendment and restatement will be effective June 10, 2021, subject to approval by the stockholders of the Company on such date (“Amendment Effective Date”).  Changes made pursuant to this amendment and restatement shall only apply to Grants (as defined below) made on or after the Amendment Effective Date.  Grants made prior to the Amendment Effective Date shall continue to be governed by the applicable Grant Instruments (as defined below) and the terms of the Plan without giving effect to changes made pursuant to this amendment and restatement, and the Committee shall administer such Grants in accordance with the Plan without giving effect to changes made pursuant to this amendment and restatement.

The purpose of the Plan is to provide (i) employees of the Company and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards.  The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

Section 1.             Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)        “Board” shall mean the Board of Directors of the Company.

(b)       “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation or confidentiality agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(c)        “Change of Control” shall be deemed to have occurred if:

(i)          Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii)        The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

Notwithstanding the foregoing, for any Grants subject to the requirements of section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

(d)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)          “Committee” shall mean the committee, consisting of members of the Board, designated by the Board to administer the Plan.

(f)          “Company” shall mean Antares Pharma, Inc. and shall include its successors.

(g)          “Company Stock” shall mean common stock of the Company.

(h)          “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee or as otherwise determined by the Committee.

(i)          “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Grant by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share fair market value (as determined by the Committee) of any dividend paid on its outstanding Company Stock in consideration other than cash.

(j)          “Employee” shall mean an employee of an Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court.  Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k)         “Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of vesting and exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units and Other Stock-Based Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board).

(l)          “Employer” shall mean the Company and each of its subsidiaries.

(m)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)          “Exercise Price” shall mean the purchase price of Company Stock subject to an Option.

(o)          “Fair Market Value” shall mean:

(i)           If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours thereof on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board or, if shares are not reported on the OTC Bulletin Board, as determined by the Committee through any reasonable valuation method authorized under the Code.

(ii)          If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method authorized under the Code.

(p)          “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(q)          “Grant Instrument” shall mean the agreement that sets forth the terms of a Grant, including any amendments.

(r)          “Grantee” shall mean an Employee, Key Advisor or Non-Employee Director who receives a Grant under the Plan.

(s)          “Incentive Stock Option” shall mean an option to purchase Company Stock that is intended to meet the requirements of section 422 of the Code.

(t)          “Key Advisor” shall mean a consultant or advisor of an Employer

(u)          “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(v)         “Nonqualified Stock Option” shall mean an option to purchase Company Stock that is not intended to meet the requirements of section 422 of the Code.

(w)         “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(x)         “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Company Stock, as described in Section 10.

(y)         “Performance Goals” shall mean the performance goals established by the Committee in connection with Grants that vest based on the attainment of specified levels of one or more of the following criteria or such other criteria as the Committee determines:  stock price, total shareholder return, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, product development goals, regulatory goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.  The criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing.

(z)          “SAR” shall mean a stock appreciation right with respect to a share of Company Stock.

(aa)        “Stock Award” shall mean an award of Company Stock, with or without restrictions.

(bb)          “Stock Unit” shall mean a unit that represents a hypothetical share of Company Stock.

Section 2.             Administration

(a)         Committee.  The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board.  The Committee, if applicable, should consist of two or more persons who are “non-employee directors” as defined under Rule 16b-3 under the Exchange Act and “independent” for purposes of the applicable stock exchange rules.  The Board shall approve and administer all Grants made to Non-Employee Directors.  The Committee may delegate authority to one or more subcommittees, as it deems appropriate.  To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee.  In the absence of a specific designation by the Board to the contrary, the Plan shall be administered by the Committee of the Board or any successor Board committee performing substantially the same functions.

(b)       Committee Authority.  The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and, subject to Section 3(b)(iii) below, the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 17 below, and (v) deal with any other matters arising under the Plan.

(c)        Committee Determinations.  The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(d)        Indemnification.  No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated.  The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(e)         Delegation and Advisers.  The Committee may delegate to one or more of its members, to one or more officers or members of management, or to one or more agents such administrative duties as it may deem advisable; provided, that such delegation does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act, and provided that such delegation complies with applicable law and applicable stock exchange requirements.  The Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.  The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent.  Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

Section 3.            Types of Grants; Vesting Restrictions

(a)        Types of Grants.  Grants under the Plan may consist of grants of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10.

(b)          Terms of Grants.

(i)             All Grants under the Plan shall be expressed in shares of Company Stock.

(ii)          All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument.

(iii)          Grants made under the Plan shall include regular vesting schedules under which no portion of a Grant may vest in less than one year from the date of grant; provided however that, subject to any adjustments as described below, up to 5% of shares subject to the aggregate share limit as of the Amendment Effective Date may be granted without regard to this minimum vesting requirement.

(iv)          All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant.

(v)            Grants under a particular Section of the Plan need not be uniform as among the Grantees.

(vi)          The Committee shall have the authority to accelerate vesting in connection with a Grantee’s death, Disability, in the event of a Change of Control or a corporate transaction or event described in Section 4(c), or in other circumstances as the Committee deems appropriate.

(vii)         Notwithstanding anything to the contrary herein, any dividends or Dividend Equivalents granted in connection with Grants under the Plan shall vest and be paid only if and to the extent the underlying Grants vest and are paid.

Section 4.            Shares Subject to the Plan

(a)         Shares Authorized.  Subject to adjustment as described below, the aggregate number of shares of Company Stock that may be issued or transferred in satisfaction of Grants made under the Plan on or after the Amendment Effective Date shall not exceed 10,000,000 shares, plus the number of shares of Company Stock remaining available for Grants under the Plan as of the Amendment Effective Date.  In addition, the number of shares of Company Stock subject to outstanding Grants made under the Plan prior to the Amendment Effective Date that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested, or otherwise paid in full on or after the Amendment Effective Date may be delivered in satisfaction of Grants made under the Plan on or after the Amendment Effective Date. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan.  Shares of Company Stock tendered, withheld or surrendered in payment of the Exercise Price of an Option (including upon the exercise of an Option through the net exercise procedure under Section 6(g)(iv)), and shares of Company Stock withheld or surrendered for payment of taxes with respect to any Grant, shall not be available for re-issuance under the Plan.   Upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such SAR, the number of such shares shall be reduced by the gross number of shares for which the SAR is exercised. To the extent that any Grants are paid in cash and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan and shall not count against the share limits in this Section 4(a).  The preceding provisions of this Section 4(a) shall apply only for purposes of determining the aggregate number of shares of Company Stock that may be issued under the Plan, but shall not apply for purposes of the individual limits set forth in Section 4(b) below.  For the avoidance of doubt, if shares of Company Stock are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.

(b)          Individual Limits.

(i)           The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any Employee or Key Advisor during any calendar year shall be 4,000,000 shares, subject to adjustment as described below in Section 4(c).

(ii)          The maximum grant date value of shares of Company Stock subject to Grants made to any Non-Employee Director during any one calendar year for service as a Non-Employee Director, taken together with any cash fees payable to such Non-Employee Director for services rendered as a Non-Employee Director during the calendar year, shall not exceed $600,000 in total value.  For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(c)         Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other unusual or infrequently occurring event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, the price per share or the applicable market value of such Grants and other terms applicable to outstanding Grants, including Performance Goals, shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, in the event of a Change of Control of the Company, the provisions of Section 15 of the Plan shall apply.  Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable.  Any adjustments determined by the Committee shall be final, binding and conclusive.

(d)         Acquisitions.  In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Grants under the Plan upon such terms and conditions as the Committee determines in its sole discretion.  Shares of Company Stock subject to any such outstanding grants that are assumed or replaced by Grants under the Plan in connection with an acquisition (“Substitute Grants”) shall not reduce the Plan’s aggregate share reserve as described above in Section 4(a), consistent with applicable stock exchange requirements.  Notwithstanding any provision of the Plan to the contrary, Substitute Grants shall have such terms as the Committee deems appropriate, including without limitation exercise prices or base prices on different terms than those described herein.  In the event that the Company assumes a shareholder-approved equity plan of an acquired company, available shares of Company Stock under such assumed plan (after appropriate adjustments to reflect the transaction) may be issued pursuant to Grants under this Plan and shall not reduce the Plan’s aggregate share reserve as described above in Section 4(a), subject to applicable stock exchange requirements.

Section 5.            Eligibility for Participation

(a)          Eligible Persons.  All Employees (including, for all purposes of the Plan, an Employee who is a member of the Board) and Non-Employee Directors shall be eligible to participate in the Plan.  Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)         Selection of Grantees.  The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.

Section 6.             Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate.  The following provisions are applicable to Options:

(a)         Number of Shares.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)          Type of Option and Price.

(i)           The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code.  Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)          The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted.  However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant. No dividends or Dividend Equivalents will be granted or paid in connection with an Option.

(c)          Option Term.  The Committee shall determine the term of each Option.  The term of any Option for US Employees shall not exceed ten years from the date of grant.  Notwithstanding the foregoing, the term of any Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, shall not have a term that exceeds five years from the date of grant.

(d)         Exercisability of Options.  Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument, including, without limitation, conditions based upon the achievement of specific Performance Goals.  The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)       Grants to Non-Exempt Employees.  Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)          Termination of Employment, Disability or Death.

(i)          Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer as an Employee, member of the Board or Key Advisor.

(ii)          In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death or termination for Cause, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii)          In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer.  In addition, notwithstanding any other provisions of this Section 6, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates or reflected the share deliver by book entry, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.  Upon any exercise of an Option, the Company may withhold delivery of shares pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv)          In the event the Grantee ceases to be employed by, or provide service to, the Employer because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v)            If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 6(f)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(g)         Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company.  The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise of the Option whereby the Grantee instructs the Company to withhold that number of shares of Company Stock having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Option being exercised and deliver to the Grantee the remainder of the shares subject to such exercise, or (v) by such other method as the Committee may approve.  Shares of Company Stock used to exercise an Option in (ii) above shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option.  Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)          Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.  An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary corporation (within the meaning of section 424(f) of the Code) of the Company. The maximum number of shares that may be issued upon the exercise of Incentive Stock Options on and after the Amendment Effective Date shall not exceed 10,000,000 shares of Company Stock, subject to adjustment described above in Section 4(c).

Section 7.            Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non‑Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate.  The following provisions are applicable to Stock Awards:

(a)       General Requirements.  Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee, consistent with the Plan.  The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific Performance Goals.  The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)        Number of Shares.  The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)        Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)         Restrictions on Transfer and Legend on Stock Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 14(a) below.  Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed, if applicable.  If stock certificates are issued, each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant.  The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed.  The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)         Right to Vote and to Receive Dividends.  Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to accrue any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals.  Notwithstanding anything to the contrary herein, any dividends or other distributions paid on shares subject to Stock Awards shall be payable only if and to the extent the underlying Stock Awards vest.

(f)       Lapse of Restrictions.  All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee.  The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8.            Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate.  The following provisions are applicable to Stock Units:

(a)        Crediting of Units.  Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met.  All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)        Terms of Stock Units.  The Committee may grant Stock Units that are payable if specified Performance Goals or other conditions are met, or under other circumstances.  Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee.  The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units, consistent with the Plan.

(c)        Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)        Payment With Respect to Stock Units.  Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 9.             Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non‑Employee Director or Key Advisor separately or in tandem with any Option.  The following provisions are applicable to SARs:

(a)        General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with any Option (for all or a portion of the applicable Option).  Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option.  The Committee shall establish the base amount of the SAR at the time the SAR is granted, which shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.  The base amount of each SAR shall be equal to the per share Exercise Price of the related Option, provided such Exercise Price is equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR, or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant.  No dividends or Dividend Equivalents will be granted or paid in connection with a SAR.

(b)         Tandem SARs.  In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)        Exercisability.  An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument, consistent with the Plan, including, without limitation, restrictions based upon the achievement of specific Performance Goals.  The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason.  SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as described in Section 6(f) above.  A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)      Grants to Non-Exempt Employees.  Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)         Value of SARs.  When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.  The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)          Form of Payment.  The appreciation in an SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine.  For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10.          Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine.  Other Stock-Based Awards may be awarded subject to the achievement of Performance Goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 11.           Dividend Equivalents

The Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards.  Dividend Equivalents may be payable in cash or shares of Company Stock, and upon such terms as the Committee may establish, including, without limitation, the achievement of specific Performance Goals.  Notwithstanding the foregoing in this Section 11, any Dividend Equivalents granted in connection with Stock Units or Other Stock-Based Awards shall vest and be paid only if and to the extent the underlying Stock Units or Other Stock-Based Awards vest and are paid.

Section 12.          Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards.  If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals.  The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

Section 13.          Withholding of Taxes

(a)       Required Withholding.  All Grants under the Plan shall be subject to applicable federal (including FICA), state and local, foreign country or other tax withholding requirements.  The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)       Share Withholding.  Subject to such procedures as the Committee may establish, the Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Company Stock to be satisfied by having shares withheld up to an amount that does not exceed the Grantee’s applicable withholding tax rate for United States federal (including FICA), state and local and foreign country tax liabilities.  Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Grantee’s minimum applicable tax withholding amount.

Section 14.          Transferability of Grants

(a)         Nontransferability of Grants.  Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime.  A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order.  When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights.  Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)        Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 15.          Consequences of a Change of Control

(a)        Assumption of Outstanding Awards.  Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless otherwise provided in a Grant Instrument or otherwise determined by the Committee, (i) all outstanding Grants that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with Grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and (ii) and any outstanding performance-based awards will be deemed earned at the target level at the date of the Change of Control with respect to all open performance periods, and will continue to be subject to time-based vesting following the Change of Control in accordance with the original performance period.  After a Change of Control, references to the “Company” as they relate to employment matters shall include the successor employer.

(b)       Vesting Upon Certain Terminations of Employment.  Unless the Committee or the Grant Instrument provides otherwise, if a Grantee’s employment is terminated by the Company without Cause upon or within 12 months following a Change of Control, the Grantee’s outstanding Grants shall become fully vested as of the date of such termination.

(c)          Other Alternatives.  In the event of a Change of Control, if all outstanding Grants are not assumed by, or replaced with Grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may, in its sole discretion, take any of the following actions with respect to any or all outstanding Grants, without the consent of any Grantee: (i) determine that (A) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (B) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (C) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and payable; provided that if the vesting of any such Grants is based, in whole or in part, on performance, the Grant shall vest and be payable at target value; (ii) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (iii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iv) with respect to Grantee’s holding Stock Units or Other Stock-Based Awards, the Committee may determine that such Grantees shall receive one or more payments in settlement of such Stock Units or Other Stock-Based Awards.  Without limiting the foregoing, if the per share Fair Market Value of the Company Stock does not exceed the per share Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR. Any acceleration, surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Section 16.          Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions.  Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 17.          Amendment and Termination of the Plan

(a)        Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)      No Repricing Without Stockholder Approval; No Reloads.  Except as otherwise permitted by Section 4(c), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or base price of such SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash, other Grants, Company Stock or other securities, except in connection with a corporate transaction involving the Company.  The Company will not grant any Options or SARs with automatic reload features.

(c)        Termination of Plan.  The Plan shall terminate on June 9, 2031, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d)         Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 18(f) below.  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.  Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(f) below or may be amended by agreement of the Company and the Grantee consistent with the Plan; provided that the Grantee’s consent is not required if any amendment to the Grantee’s outstanding Grant does not materially impair the rights or materially increase the obligations of the Grantee.

Section 18.          Miscellaneous

(a)         Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan.  Without limiting the foregoing, the Committee may grant Substitute Grants to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation.  Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the Substitute Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

(b)        Governing Document.  The Plan shall be the controlling document.  No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)       Funding of the Plan.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)         Rights of Grantees.  Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under the Plan.  Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)        No Fractional Shares.  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant.  Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)          Compliance with Law.

(i)          The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required.  With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code.  To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply.

(ii)          The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable.  All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code.  If a Grant is subject to section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (B) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (C) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (D) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.  To the extent applicable, if on the date of a Grantee’s “separation from service” (as such term is defined under section 409A of the Code), Company Stock (or stock of any other company required to be aggregated with the Company for purposes of section 409A of the Code and its corresponding regulations) is publicly-traded on an established securities market or otherwise and the Grantee is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Committee (or its delegate) in its discretion in accordance with the requirements of sections 409A and 416 of the Code, then all Grants that are deemed to be deferred compensation subject to the requirements of section 409A of the Code and payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company.  If the Grantee dies during such six-month period, any postponed amounts shall be paid within 90 days following the Grantee’s death.

(iii)          The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(iv)        Notwithstanding anything in the Plan or any Grant Instrument to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code.  Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g)        Employees Subject to Taxation Outside the United States.  With respect to Grantees who are believed by the Committee to be subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions, consistent with the Plan, as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h)          Clawback Rights.  All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the Employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the effective date of the Plan.

(i)          Governing Law.  The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.